EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS THIRD QUARTER 2024 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•
Third quarter Operating EBITDA* increased by 35% to $50.5 million (net loss of $17.6 million) from $37.5 million (net loss of $26.0 million) in the same quarter of 2023
•
Continued strength in softwood pulp markets
•
Pulp volumes in the third quarter impacted by unplanned downtime
•
Quarterly cash dividend of $0.075 per share

NEW YORK, NY, October 31, 2024 ‑ Mercer International Inc. (Nasdaq: MERC) today reported third quarter 2024 Operating EBITDA of $50.5 million, an increase from $37.5 million in the same quarter of 2023 and $30.4 million in the prior quarter of 2024.

In the third quarter of 2024, net loss was $17.6 million ($0.26 per share) compared to a net loss of $26.0 million ($0.39 per share) in the third quarter of 2023 and a net loss of $67.6 million ($1.01 per share) in the second quarter of 2024, which included a non-cash impairment of $34.3 million ($0.51 per share) against goodwill related to the Torgau facility.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "In the third quarter, softwood pulp markets continued to be strong and fiber costs remained stable. However, our operating results were constrained as a result of lower pulp sales volumes caused by unplanned downtime at our Peace River mill and other unexpected production events. In the third quarter of 2024, these events had an impact on our production of approximately 71,200 ADMTs.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

Our team was able to restart the Peace River mill earlier than initially expected, limiting the related downtime in the fourth quarter to an additional 12 days. We have no remaining downtime planned at our pulp mills for the rest of 2024.

While demand is traditionally weaker in the third quarter due to seasonal factors, softwood pulp prices in both North America and Europe remained at historically high levels. In China, there was positive pricing momentum for softwood pulp towards the end of the third quarter, after some modest decrease earlier in the quarter. As we move into the fourth quarter of 2024, we currently expect relatively stable softwood pulp sales realizations as slightly lower demand is offset by continued supply constraints.

Hardwood pulp prices in China decreased in the third quarter of 2024 as the market absorbed increased capacity. Pricing appears to be now stabilizing in the fourth quarter.

Lumber sales realizations decreased slightly in the third quarter of 2024 compared to the second quarter. We currently expect to see moderate increments in lumber prices in both the United States and United Kingdom markets in the fourth quarter of 2024.

Overall per unit fiber costs for both our pulp and solid wood segments were flat in the third quarter of 2024 compared to the second quarter of 2024. In the fourth quarter, we currently expect relatively stable per unit fiber costs in our pulp segment and modestly higher per unit fiber costs in our solid wood segment due to strong demand.

We recently announced the refinancing of our $300 million 2026 Senior Notes, using cash on hand and the proceeds of our recently completed add-on offering of $200 million of our existing 12.875% 2028 Senior Notes. The new issuance was at a 103.000% premium to their principal amount, for a yield to worst of 11.624%. This transaction decreases our long-term debt by $100 million and extends the maturity of our earliest senior note debt to 2028, lowering exposure to market volatility. Going forward over the medium-term, we are focused on our objective to further reduce our debt.

In our solid wood segment, our mass timber business continued to make strong progress as we successfully completed two of the largest mass timber buildings ever constructed in the United States. We remain focused on growing our mass timber business organically and are committed to our prior strategic investments in our solid wood segment. High interest rates continue to impact construction activity in Europe and North America, dampening the near-term growth for this segment. As these cyclical conditions improve, we believe our businesses in this segment are well positioned to grow profitably."

Mr. Bueno concluded: "Going into the fourth quarter, with the impacts of the unplanned downtime and production events behind us, we are optimistic that we will be able to capitalize on the continued strength we are seeing in softwood pulp markets."

Consolidated Financial Results

	Q3	Q2	Q3	YTD	YTD
	2024	2024	2023	2024	2023
	(in thousands, except per share amounts)
Revenues	$502,141	$499,384	$470,821	$1,554,955	$1,523,350
Operating income (loss)	$8,841	$(43,779)	$(3,426)	$(35,386)	$(132,379)
Operating EBITDA	$50,455	$30,439	$37,527	$144,495	$(3,683)
Net loss	$(17,559)	$(67,586)	$(25,956)	$(101,848)	$(154,840)
Net loss per common share
Basic	$(0.26)	$(1.01)	$(0.39)	$(1.53)	$(2.33)
Diluted	$(0.26)	$(1.01)	$(0.39)	$(1.53)	$(2.33)

Consolidated – Three Months Ended September 30, 2024 Compared to Three Months Ended September 30, 2023

Total revenues for the third quarter of 2024 increased by approximately 7% to $502.1 million from $470.8 million in the same quarter of 2023 primarily due to higher pulp and manufactured products sales realizations partially offset by lower overall sales volumes. Particularly, in the third quarter of 2024, pulp sales volumes were impacted by several unrelated events, including unscheduled downtime at our Peace River mill, a slower than normal maintenance start-up at our Stendal mill and isolated mechanical incidents at our Celgar mill.

Costs and expenses in the third quarter of 2024 increased by approximately 4% to $493.3 million from $474.2 million in the same quarter of 2023 driven by higher per unit fiber costs partially offset by lower pulp sales volumes. In the third quarter of 2024, we recorded a $4.0 million non-cash inventory impairment at our Peace River mill as a result of lower NBHK pulp prices. Per unit fiber costs increased relative to the third quarter of 2023 because the comparative period included the sale and revaluation of previously impaired inventory. After giving effect to such impairments, overall per unit fiber costs in the third quarter of 2024 decreased slightly compared to the same period of 2023.

In the third quarter of 2024, Operating EBITDA increased by approximately 35% to $50.5 million from $37.5 million in the same quarter of 2023 primarily due to higher pulp and manufactured products sales realizations partially offset by higher costs and expenses and lower pulp sales volumes as a result of unplanned downtime.

Segment Results

Pulp

	Three Months Ended September 30,
	2024	2023
	(in thousands)
Pulp revenues	$354,176	$318,102
Energy and chemical revenues	$19,092	$30,751
Operating income	$25,994	$21,181

Pulp segment operating income increased by approximately 23% to $26.0 million in the third quarter of 2024 from $21.2 million in the same quarter of 2023 primarily due to higher pulp sales realizations partially offset by higher costs and expenses and lower sales volumes caused by unplanned downtime.

Pulp segment revenues, which includes pulp, energy and chemical revenues, in the third quarter of 2024 increased by approximately 7% to $373.3 million from $348.9 million in the same quarter of 2023 as higher pulp revenues were partially offset by lower energy and chemical revenues.

Pulp revenues in the third quarter of 2024 increased by approximately 11% to $354.2 million from $318.1 million in the same quarter of 2023 as a result of higher sales realizations partially offset by lower sales volumes.

In the third quarter of 2024, third party industry quoted average list prices for NBSK pulp increased in both Europe and North America from the same quarter of 2023. Third party industry quoted average net prices for NBSK pulp in China also increased from the same quarter of 2023. Our average NBSK pulp sales realizations in the third quarter of 2024 increased by approximately 22% to $814 per ADMT from $666 per ADMT in the same quarter of 2023. In the third quarter of 2024, average NBHK pulp sales realizations increased by approximately 19% to $632 per ADMT from $530 per ADMT in the same quarter of 2023.

Total pulp sales volumes in the third quarter of 2024 decreased by approximately 8% to 448,856 ADMTs from 487,199 ADMTs in the same quarter of 2023 primarily due to lower production.

Energy and chemical revenues in the third quarter of 2024 decreased by approximately 38% to $19.1 million from $30.8 million in the same quarter of 2023 primarily due to lower sales realizations and sales volumes.

Costs and expenses in the third quarter of 2024 increased by approximately 6% to $348.6 million from $327.9 million in the same quarter of 2023 primarily due to higher per unit fiber, maintenance and freight costs and the negative impact of a weaker dollar, partially offset by lower pulp sales volumes and lower per unit energy and chemical costs.

Total pulp production in the third quarter of 2024 decreased by approximately 13% to 415,837 ADMTs compared with 479,924 ADMTs in the same quarter of 2023 as a result of the disposal of the CPP joint venture investment in the first quarter of 2024, unplanned downtime at the Peace River mill to complete necessary repairs to the mill’s digester after experiencing a mechanical failure, the impacts of a slower than normal maintenance start-up at our Stendal mill and isolated mechanical incidents at our Celgar mill, partially offset by the port strike related curtailment at the Celgar mill in the third quarter of 2023. We estimate that annual maintenance downtime in the third quarter of 2024 adversely impacted our operating income by approximately $17.8 million, comprised of approximately $11.2 million in direct out-of-pocket expenses and the balance in reduced production. We estimate that unplanned downtime at the Peace River mill in the third quarter of 2024 adversely impacted our operating income by approximately $9.2 million in direct out-of-pocket expenses and reduced production. Many of our competitors that report their results using International Financial Reporting Standards capitalize their direct costs of annual maintenance downtime.

On average, in the third quarter of 2024, overall per unit fiber costs increased by approximately 25% compared to the same quarter of 2023. In the third quarter of 2024 we recorded a $4.0 million non-cash inventory impairment at our Peace River mill caused by low NBHK pulp prices. Per unit fiber costs increased relative to the third quarter of 2023 because the comparative period included the sale and revaluation of previously impaired inventory. After giving effect to such impairments, per unit fiber costs in the third quarter of 2024 decreased slightly compared to the same period of 2023. We currently expect relatively flat per unit fiber costs in the fourth quarter of 2024.

Solid Wood

	Three Months Ended September 30,
	2024	2023
	(in thousands)
Lumber revenues	$49,093	$50,815
Energy revenues	$2,593	$5,468
Manufactured products revenues(1)	$35,798	$20,850
Pallet revenues	$26,525	$28,807
Biofuels revenues(2)	$9,262	$11,387
Wood residuals revenues	$1,822	$2,220
Operating loss	$(14,674)	$(19,690)

______________

(1)
Manufactured products primarily includes cross-laminated timber ("CLT"), glue-laminated timber ("glulam") and finger joint lumber.
(2)
Biofuels includes pellets and briquettes.

In the third quarter of 2024, our solid wood segment had an operating loss of $14.7 million compared to $19.7 million in the same quarter of 2023 primarily due to the higher mass timber sales realizations partially offset by lower biofuels and wood residuals sales realizations.

Solid wood segment revenues in the third quarter of 2024 increased by approximately 5% to $125.1 million from $119.5 million in the same quarter of 2023 due to higher manufactured products revenues partially offset by lower revenues from our other products.

Lumber revenues in the third quarter of 2024 modestly decreased to $49.1 million from $50.8 million in the same quarter of 2023 primarily as a result of lower sales volumes. Average lumber sales realizations in the third quarter of 2024 increased to $451 per Mfbm from $443 per Mfbm in the same quarter of 2023 driven by a modest increase in demand in Europe. In the U.S. market, realized lumber prices decreased compared to the same quarter of 2023 due to weak demand. The U.S. market accounted for approximately 46% of our lumber revenues and approximately 43% of our lumber sales volumes in the third quarter of 2024. The majority of the balance of our lumber sales were to Europe.

Lumber sales volumes in the third quarter of 2024 decreased by approximately 5% to 108.8 MMfbm from 114.7 MMfbm in the same quarter of 2023 as a result of the timing of sales.

In the third quarter of 2024, as a result of the continued ramp-up of our mass timber business, manufactured products revenues increased by approximately 71% to $35.8 million from $20.9 million in the same quarter of 2023. Manufactured products sales realizations increased to $3,463 per m3 in the third quarter of 2024 from $1,752 per m3 in the same quarter of 2023 as a result of higher CLT and glulam sales realizations.

Energy, biofuels and wood residuals revenues in the third quarter of 2024 decreased by approximately 28% to $13.7 million from $19.1 million in the same quarter of 2023 primarily due to lower biofuels and wood residuals sales realizations and lower energy sales volumes.

Pallet revenues in the third quarter of 2024 decreased by approximately 8% to $26.5 million from $28.8 million in the same quarter of 2023 as a result of lower sales volumes as weak economic conditions in Europe negatively impacted demand.

Lumber production in the third quarter of 2024 increased by approximately 30% to 122.5 MMfbm from 94.4 MMfbm in the same quarter of 2023 primarily due to lower planned maintenance downtime and higher production at our Torgau facility.

Fiber costs were approximately 70% of our lumber cash production costs in the third quarter of 2024. In the third quarter of 2024, per unit fiber costs for lumber production were relatively flat compared to the same quarter of 2023. We currently expect modestly increasing per unit fiber costs in the fourth quarter of 2024 due to strong demand.

Consolidated – Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

Total revenues for the nine months ended September 30, 2024 modestly increased to $1,555.0 million from $1,523.4 million in the same period of 2023 as higher pulp, manufactured products and lumber sales realizations were mostly offset by lower sales realizations from our other products and lower lumber sales volumes.

In the nine months ended September 30, 2024, costs and expenses included a non-cash loss of $23.6 million in connection with the dissolution of the CPP joint venture and a non-cash goodwill impairment of $34.3 million related to the Torgau facility, which was recognized as a result of ongoing weakness in lumber, pallet and biofuels markets in Europe stemming from high interest rates and other economic conditions. We have achieved some of the planned synergies from the Torgau acquisition and expect to realize further synergies as market and economic conditions improve.

Costs and expenses in the nine months ended September 30, 2024 decreased by approximately 4% to $1,590.3 million from $1,655.7 million in the same period of 2023 primarily as a result of lower per unit fiber, energy and chemical costs and lower lumber and pulp sales volumes partially offset by higher planned maintenance downtime at our pulp mills, the non-cash goodwill impairment and the non-cash loss on disposal of the CPP joint venture investment.

In the nine months ended September 30, 2024, Operating EBITDA increased to $144.5 million from negative Operating EBITDA of $3.7 million in the same period of 2023 primarily as a result of lower per unit fiber and other production costs and higher pulp, manufactured products and lumber sales realizations partially offset by lower sales realizations from our other products and higher planned maintenance downtime at our pulp mills.

Liquidity

As of September 30, 2024, we had cash and cash equivalents of $239.0 million, approximately $315.2 million available under our revolving credit facilities and aggregate liquidity of about $554.2 million. After giving effect to the refinancing of our 2026 Senior Notes, we had cash and cash equivalents of approximately $140.0 million and aggregate liquidity of about $455.0 million as of September 30, 2024.

The following table is a summary of selected financial information as of the dates indicated:

	September 30,	December 31,
	2024	2023
	(in thousands)
Cash and cash equivalents	$238,995	$313,992
Working capital	$779,835	$806,468
Total assets	$2,502,599	$2,662,578
Long-term liabilities	$1,706,396	$1,740,731
Total shareholders' equity	$516,768	$635,410

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on December 26, 2024 to all shareholders of record on December 18, 2024. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for November 1, 2024 at 10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/zp8mydck/ or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q3	Q2	Q3	YTD	YTD
	2024	2024	2023	2024	2023
	(in thousands, except per share amounts)
Pulp segment revenues	$373,268	$367,371	$348,853	$1,173,043	$1,151,948
Solid wood segment revenues	125,093	130,238	119,547	374,354	366,611
Corporate and other revenues	3,780	1,775	2,421	7,558	4,791
Total revenues	$502,141	$499,384	$470,821	$1,554,955	$1,523,350

Pulp segment operating income (loss)	$25,994	$4,481	$21,181	$47,922	$(49,507)
Solid wood segment operating loss	(14,674)	(43,679)	(19,690)	(72,059)	(69,252)
Corporate and other operating loss	(2,479)	(4,581)	(4,917)	(11,249)	(13,620)
Total operating income (loss)	$8,841	$(43,779)	$(3,426)	$(35,386)	$(132,379)

Pulp segment depreciation and amortization	$28,651	$27,193	$28,186	$83,217	$83,368
Solid wood segment depreciation and amortization	12,741	12,526	12,517	38,078	44,541
Corporate and other depreciation and amortization	222	222	250	664	787
Total depreciation and amortization	$41,614	$39,941	$40,953	$121,959	$128,696

Operating EBITDA	$50,455	$30,439	$37,527	$144,495	$(3,683)
Loss on disposal of investment in joint venture	$—	$—	$—	$23,645	$—
Goodwill impairment	$—	$34,277	$—	$34,277	$—
Income tax recovery (provision)	$120	$(1,263)	$(3,984)	$5,222	$28,851
Net loss	$(17,559)	$(67,586)	$(25,956)	$(101,848)	$(154,840)
Net loss per common share
Basic	$(0.26)	$(1.01)	$(0.39)	$(1.53)	$(2.33)
Diluted	$(0.26)	$(1.01)	$(0.39)	$(1.53)	$(2.33)
Common shares outstanding at period end	66,871	66,871	66,525	66,871	66,525

Summary Operating Highlights

	Q3	Q2	Q3	YTD	YTD
	2024	2024	2023	2024	2023
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	374.4	357.8	397.5	1,185.4	1,278.2
NBHK	41.4	63.9	82.5	191.0	179.7
Annual maintenance downtime ('000 ADMTs)	22.1	64.9	13.3	86.9	51.2
Annual maintenance downtime (days)	20	37	13	57	48
Pulp sales ('000 ADMTs)
NBSK	376.2	377.6	425.1	1,242.0	1,277.2
NBHK	72.6	55.7	62.1	205.8	182.8
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,573	1,602	1,160	1,525	1,261
China	771	811	680	776	746
North America	1,762	1,697	1,293	1,633	1,493
Average NBHK pulp prices ($/ADMT)(1)
China	635	735	530	677	574
North America	1,467	1,437	1,023	1,376	1,274
Average pulp sales realizations ($/ADMT)(2)
NBSK	814	811	666	781	735
NBHK	632	701	530	650	642
Energy production ('000 MWh)(3)	509.8	493.9	524.4	1,580.2	1,597.4
Energy sales ('000 MWh)(3)	187.0	185.0	214.8	592.6	619.4
Average energy sales realizations ($/MWh)(3)	86	84	108	86	112
Solid Wood Segment
Lumber
Production (MMfbm)	122.5	111.4	94.4	360.9	350.7
Sales (MMfbm)	108.8	116.6	114.7	346.8	388.4
Average sales realizations ($/Mfbm)	451	463	443	458	438
Energy
Production and sales ('000 MWh)	17.9	33.7	39.0	90.2	121.4
Average sales realizations ($/MWh)	145	128	140	130	136
Manufactured products(4)
Production ('000 cubic meters)	9.8	11.1	10.9	28.1	14.9
Sales ('000 cubic meters)	9.9	11.2	11.0	25.0	21.4
Average sales realizations ($/cubic meters)	3,463	2,942	1,752	3,260	1,672
Pallets
Production ('000 units)	2,525.5	2,547.8	2,895.1	8,129.7	8,522.5
Sales ('000 units)	2,446.7	2,570.4	2,765.3	7,933.4	8,590.4
Average sales realizations ($/unit)	11	10	10	10	11
Biofuels(5)
Production ('000 tonnes)	40.6	41.0	52.1	119.6	128.3
Sales ('000 tonnes)	43.5	40.4	38.7	132.1	105.0
Average sales realizations ($/tonne)	213	202	294	217	284
Average Spot Currency Exchange Rates
$ / €(6)	1.0987	1.0766	1.0884	1.0870	1.0835
$ / C$(6)	0.7331	0.7310	0.7458	0.7352	0.7433

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)
Does not include our 50% joint venture interest in the CPP mill, which is accounted for using the equity method. In the first quarter of 2024, we disposed of our investment in CPP.
(4)
Manufactured products includes CLT, glulam and finger joint lumber.
(5)
Biofuels includes pellets and briquettes.
(6)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$502,141	$470,821	$1,554,955	$1,523,350
Costs and expenses
Cost of sales, excluding depreciation and amortization	422,598	403,267	1,320,000	1,430,805
Cost of sales depreciation and amortization	41,546	40,884	121,773	128,485
Selling, general and administrative expenses	29,156	30,096	90,646	96,439
Loss on disposal of investment in joint venture	—	—	23,645	—
Goodwill impairment	—	—	34,277	—
Operating income (loss)	8,841	(3,426)	(35,386)	(132,379)
Other income (expenses)
Interest expense	(26,429)	(21,863)	(80,831)	(61,001)
Other income (expenses)	(91)	3,317	9,147	9,689
Total other expenses, net	(26,520)	(18,546)	(71,684)	(51,312)
Loss before income taxes	(17,679)	(21,972)	(107,070)	(183,691)
Income tax recovery (provision)	120	(3,984)	5,222	28,851
Net loss	$(17,559)	$(25,956)	$(101,848)	$(154,840)
Net loss per common share
Basic	$(0.26)	$(0.39)	$(1.53)	$(2.33)
Diluted	$(0.26)	$(0.39)	$(1.53)	$(2.33)
Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$238,995	$313,992
Accounts receivable, net	352,548	306,166
Inventories	392,144	414,161
Prepaid expenses and other	41,460	23,461
Assets classified as held for sale	34,123	35,125
Total current assets	1,059,270	1,092,905
Property, plant and equipment, net	1,360,118	1,409,937
Investment in joint ventures	3,598	41,665
Amortizable intangible assets, net	54,713	52,641
Goodwill	—	35,381
Operating lease right-of-use assets	8,715	11,725
Pension asset	5,534	5,588
Other long-term assets	10,651	12,736
Total assets	$2,502,599	$2,662,578
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$271,658	$278,986
Pension and other post-retirement benefit obligations	809	826
Liabilities associated with assets held for sale	6,968	6,625
Total current liabilities	279,435	286,437
Long-term debt	1,597,884	1,609,425
Pension and other post-retirement benefit obligations	12,750	12,483
Operating lease liabilities	5,388	7,755
Other long-term liabilities	13,648	13,744
Deferred income tax	76,726	97,324
Total liabilities	1,985,831	2,027,168
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,871,000 issued and outstanding (2023 – 66,525,000)	66,850	66,471
Additional paid-in capital	363,813	359,497
Retained earnings	219,221	336,113
Accumulated other comprehensive loss	(133,116)	(126,671)
Total shareholders’ equity	516,768	635,410
Total liabilities and shareholders’ equity	$2,502,599	$2,662,578

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash flows from (used in) operating activities
Net loss	$(17,559)	$(25,956)	$(101,848)	$(154,840)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	41,614	40,953	121,959	128,696
Deferred income tax provision (recovery)	(14,403)	9,520	(20,507)	(34,529)
Inventory impairment (recovery)	4,000	(10,000)	4,000	56,600
Loss on disposal of investment in joint venture	—	—	23,645	—
Goodwill impairment	—	—	34,277	—
Defined benefit pension plans and other post-retirement benefit plan expense	317	621	958	1,518
Stock compensation expense	1,420	1,754	4,852	4,367
Foreign exchange transaction losses (gains)	6,095	(4,830)	(736)	(4,336)
Other	874	459	2,990	(6,142)
Defined benefit pension plans and other post-retirement benefit plan contributions	(341)	(251)	(958)	(1,816)
Changes in working capital
Accounts receivable	860	65,592	(40,940)	89,102
Inventories	20,639	8,543	25,234	(19,011)
Accounts payable and accrued expenses	(43,527)	(100,449)	(25,419)	(107,630)
Other	(13,934)	(11,290)	(8,461)	(12,265)
Net cash from (used in) operating activities	(13,945)	(25,334)	19,046	(60,286)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(27,264)	(37,391)	(63,608)	(110,302)
Proceeds on sale of property, plant and equipment	3,665	1,040	5,210	3,172
Acquisition, net of cash acquired	—	—	—	(82,100)
Property insurance proceeds	773	2,727	773	5,437
Proceeds from government grants	—	4,642	787	4,642
Other	(77)	(324)	(3,703)	(531)
Net cash from (used in) investing activities	(22,903)	(29,306)	(60,541)	(179,682)
Cash flows from (used in) financing activities
Proceeds from issuance of senior notes	—	200,000	—	200,000
Proceeds from (repayment of) revolving credit facilities, net	20,330	(3,129)	(15,510)	51,278
Dividend payments	(5,015)	(4,989)	(10,029)	(9,971)
Payment of debt issuance costs	—	(4,552)	—	(4,552)
Payment of finance lease obligations	(2,564)	(2,058)	(7,440)	(5,845)
Other	(23)	(114)	(752)	(343)
Net cash from (used in) financing activities	12,728	185,158	(33,731)	230,567
Effect of exchange rate changes on cash and cash equivalents	(58)	(131)	229	(906)
Net increase (decrease) in cash and cash equivalents	(24,178)	130,387	(74,997)	(10,307)
Cash and cash equivalents, beginning of period	263,173	213,338	313,992	354,032
Cash and cash equivalents, end of period	$238,995	$343,725	$238,995	$343,725

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net loss, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net loss or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

The following table sets forth a reconciliation of net loss to Operating EBITDA for the periods indicated:

	Q3	Q2	Q3	YTD	YTD
	2024	2024	2023	2024	2023
Net loss	$(17,559)	$(67,586)	$(25,956)	$(101,848)	$(154,840)
Income tax provision (recovery)	(120)	1,263	3,984	(5,222)	(28,851)
Interest expense	26,429	26,843	21,863	80,831	61,001
Other expenses (income)	91	(4,299)	(3,317)	(9,147)	(9,689)
Operating income (loss)	8,841	(43,779)	(3,426)	(35,386)	(132,379)
Add: Depreciation and amortization	41,614	39,941	40,953	121,959	128,696
Add: Loss on disposal of investment in joint venture	—	—	—	23,645	—
Add: Goodwill impairment	—	34,277	—	34,277	—
Operating EBITDA	$50,455	$30,439	$37,527	$144,495	$(3,683)